Exhibit 99.1

Contact:
David C. Dreyer
Chief Financial Officer
Christopher Schwartz
Sr. Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS THIRD QUARTER 2005 RESULTS

Completes Acquisition of The MHA Group

SAN DIEGO – (November 3, 2005) – AMN Healthcare Services, Inc. (NYSE: AHS) today reported revenue for the third quarter of 2005 of $166.9 million, a 7% increase compared to the $156.1 million reported for the third quarter of 2004, and a 4% increase compared to the $160.7 million reported for the second quarter of 2005. The company generated net income of $6.8 million for the third quarter of 2005, resulting in diluted earnings per share of $0.22. This compares to net income of $3.9 million, or diluted earnings per share of $0.13 for the third quarter of 2004, and net income of $4.4 million, or diluted earnings per share of $0.14 for the second quarter of 2005. Net income for the third quarter of 2005 was impacted by an after-tax benefit of approximately $0.6 million, or $0.02 per diluted share, due to favorable professional liability and workers’ compensation insurance reserve adjustments. Third quarter revenue was at the higher end of management’s third quarter guidance, and diluted earnings per share, excluding the positive insurance adjustment, exceeded the company’s guidance.

For the nine months ended September 30, 2005, the company reported revenue of $484.4 million compared to $470.7 million reported for the same period a year ago. For the nine months ended September 30, 2005, the company reported diluted earnings per share of $0.48, compared to $0.41 per diluted share reported for the same period a year ago.

“We are very pleased with both the sequential and year-over-year performance of our business,” said Susan R. Nowakowski, President and Chief Executive Officer. “Our solid third quarter results reflect the continued momentum of growth in demand for our services from our clients, resulting in higher revenue and slightly higher gross margins. Combining this with our team’s ability to effectively manage selling, general and administrative expenses, resulted in a 54% increase in diluted earnings per share compared to last year’s results before the positive insurance reserve adjustments. Our results are very encouraging as they represent the largest revenue and earnings growth in now what has been four consecutive quarters of increased momentum in our business.”

The 4% increase in revenue in the third quarter 2005 as compared to the second quarter of 2005 was mainly attributable to a 2.8% increase in average revenue per traveler per day and one extra billing day in the quarter. This quarter’s average traveler count of 6,386 was 4% above prior year and flat with the second quarter. The average traveler count was slightly below management’s guidance range of 6,400 to 6,500 due primarily to a reduction in the placement of international nurses because of temporarily delayed visa processing.

Gross profit margin for the third quarter of 2005 was 23.7%, which was higher than the 23.5% reported in the third quarter of 2004 and the 23.1% reported in the second quarter of 2005. Gross profit for the third quarter of 2005 was $39.5 million, which was 8% higher than the $36.7 million reported in the third quarter of 2004 and 6% higher than the $37.2 million reported in the second quarter of 2005. The increases in gross profit margin and gross profit were in part attributable to favorable workers’ compensation claims experience, which resulted in a $0.5 million favorable reserve adjustment. Excluding the adjustment, the gross profit margin for the quarter would have been 23.4%.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2005 were $25.2 million, compared to $26.4 million in the third quarter of 2004, and $26.7 million in the second quarter of 2005. SG&A expenses as a percentage of revenue were 15.1% in the third quarter of 2005, compared to 16.9% in the third quarter of 2004, and 16.6% in the second quarter of 2005. The decrease in SG&A expenses as compared to the prior year quarter and previous quarter was driven by continued management control over discretionary spending and reflected a favorable adjustment to the professional liability reserve.

Income from operations was $12.9 million for the third quarter of 2005, compared to $8.7 million for the third quarter of 2004, and $9.0 million for the second quarter of 2005. Income from operations margin for the third quarter of 2005 was 7.7%, compared to 5.5% reported in the third quarter of 2004, and 5.6% reported in the second quarter of 2005.

Net interest expense in the third quarter of 2005 was $1.5 million, compared to net interest expense of $2.4 million in the third quarter of 2004, and $1.7 million in the second quarter of 2005. The decrease in net interest expense was reflective of the company’s continued aggressive debt reduction using strong cash flow generated from operations.

AMN Healthcare generated $2.0 million in cash flow from operations during the third quarter of 2005 and, as of September 30, 2005, cash and cash equivalents totaled $14.7 million. Total debt outstanding at September 30, 2005 was $87.8 million, which represented a reduction of $13.9 million, or 14%, since December 31, 2004. Weighted average diluted shares outstanding were 31.7 million for the quarter.

Nowakowski added, “In addition to our strong financial results during the third quarter, we are also pleased to report that on November 2, 2005, we completed our previously announced acquisition of The MHA Group. MHA is a leading national provider of locum tenens (physician contract staffing) and physician permanent placement and has built a competitively significant travel allied health staffing business. We are extremely excited about working with the MHA team and the benefits this acquisition will provide to our clients and stockholders. This investment reflects our continued strategy to further balance and broaden AMN Healthcare’s range of healthcare staffing options which we expect will drive growth and expand our industry leadership position in 2006 and beyond.”

Following the company’s acquisition of The MHA Group on November 2, 2005, total debt increased to $205 million.

Revenue and Earnings Guidance for Fourth Quarter and Full Year 2005

Revenue in the fourth quarter of 2005 is expected to range from $211 million to $217 million. This includes revenue from The MHA Group from November 3rd through the end of year of $47 to $49 million and AMN revenue of $164 to $168 million, which reflects continued improvement in pricing and a relatively flat average traveler count due primarily to temporary delays in the placement of international nurses and effects from the recent hurricane in Florida.

Diluted earnings per share in the fourth quarter of 2005, including earnings contributions from The MHA Group, is expected to range from $0.19 to $0.21. This range includes earnings accretion from The MHA Group of approximately $0.02 per diluted share, which is net of a $0.7 million after-tax charge ($0.02 per diluted share) for the write-off of deferred financing costs associated with the acquisition financing. Management expects AMN Healthcare, including The MHA Group, to generate full-year 2005 revenue ranging from $695 million to $701 million, and full-year 2005 diluted earnings per share ranging from $0.68 to $0.70.

“Our increased revenue and accretive earnings estimates for 2005 reflect the strength of our expanded business model,” said Nowakowski. “Our broader staffing capabilities, combined with our continuous focus on operational efficiency and customer service, will provide AMN Healthcare with a solid foundation for sustained growth. We are poised to become the first billion dollar healthcare staffing provider in terms of revenue, offering our clients a combined breadth and depth of services that we believe is unparalleled within the industry today,” added Nowakowski.

Company Summary

AMN Healthcare Services, Inc. is the largest healthcare staffing company in the United States. As the leading provider of travel nurse staffing services and a leading nationwide provider of locum tenens (physician contract staffing) and permanent placement services for physicians and other clinicians, the company recruits physicians, nurses, and allied healthcare professionals nationally and internationally and places them at acute-care hospitals and healthcare facilities throughout the United States.

Conference Call on November 4, 2005

AMN Healthcare Services, Inc.’s third quarter conference call will be held on Friday, November 4, 2005, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time). A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (866) 233-3843 in the U.S. or (612) 332-0718 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within four hours. Alternatively, a telephonic replay of the call will be available at 4:40 p.m. Eastern Time (1:40 p.m. Pacific Time), and can

be accessed until November 18, 2005 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 799964. From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; changes in the timing of hospital, healthcare facility clients’ and physician practice groups’ orders for and the company’s placement of its temporary and permanent healthcare professionals; the general level of patient occupancy at the company’s hospital, healthcare facility clients’ and physician practice groups’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of the company’s hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary and permanent healthcare professionals; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to successfully integrate completed acquisitions into its current operations; the company’s ability to manage growth effectively; the company’s ability to leverage its cost structure; the performance of the company’s management information and communication systems; the effect of existing or future government legislation and regulation; the company’s ability to grow and operate its business in compliance with legislation and regulation; the effect of reclassification of the company’s independent contractor physicians by taxing authorities; the impact of medical malpractice and other claims asserted against the company; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, its Current Reports on Form 8-K and its Registration Statement on Form S-3. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Chg	2005	2004	% Chg
Revenue	$166,883	$156,083	6.9%	$484,414	$470,716	2.9%
Cost of revenue	127,339	119,383	6.7%	371,985	363,205	2.4%

Gross profit	39,544	36,700	7.7%	112,429	107,511	4.6%

	23.7%	23.5%		23.2%	22.8%
Expenses:
Selling, general and administrative	25,158	26,395	(4.7%)	78,078	75,016	4.1%
	15.1%	16.9%		16.1%	15.9%
Non-cash stock-based compensation (1)	40	218	(81.7%)	121	655	(81.5%)
Depreciation and amortization	1,481	1,425	3.9%	4,017	4,426	(9.2%)

Total expenses	26,679	28,038	(4.8%)	82,216	80,097	2.6%

Income from operations	12,865	8,662	48.5%	30,213	27,414	10.2%
	7.7%	5.5%		6.2%	5.8%
Interest expense, net	1,509	2,402	(37.2%)	4,998	6,654	(24.9%)

Income before income taxes	11,356	6,260	81.4%	25,215	20,760	21.5%
Income tax expense	4,508	2,330	93.5%	9,958	7,948	25.3%

Net income	$6,848	$3,930	74.2%	$15,257	$12,812	19.1%

	4.1%	2.5%		3.1%	2.7%
Basic and diluted net income per common share:
Basic net income per common share	$0.24	$0.14	71.4%	$0.53	$0.45	17.8%

Diluted net income per common share	$0.22	$0.13	69.2%	$0.48	$0.41	17.1%

Weighted average common shares outstanding - basic	28,763	28,321	1.6%	28,621	28,215	1.4%

Weighted average common shares outstanding - diluted	31,673	31,407	0.8%	31,571	31,345	0.7%

Other Financial and Operating Data:
Average travelers on assignment	6,386	6,123	4.3%	6,375	6,201	2.8%

Revenue per traveler per day	$284.05	$277.08	2.5%	$278.34	$277.04	0.5%

Gross profit per traveler per day	$67.31	$65.15	3.3%	$64.60	$63.28	2.1%

Adjusted EBITDA (2)	$14,386	$10,305	39.6%	$34,351	$32,495	5.7%

	8.6%	6.6%		7.1%	6.9%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.

(2)	Adjusted EBITDA represents net income plus interest (net of investment income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Chg	2005	2004	% Chg
Net income	$6,848	$3,930	74.2%	$15,257	$12,812	19.1%
Adjustments:
Interest expense, net	1,509	2,402		4,998	6,654
Income tax expense	4,508	2,330		9,958	7,948
Depreciation and amortization	1,481	1,425		4,017	4,426
Non-cash stock-based compensation	40	218		121	655

Adjusted EBITDA (1)	$14,386	$10,305	39.6%	$34,351	$32,495	5.7%

(1)	Adjusted EBITDA represents net income plus interest (net of investment income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2005	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$14,739	$14,838	$3,908
Accounts receivable, net	107,484	107,862	108,825
Other current assets	14,773	14,271	14,672

Total current assets	136,996	136,971	127,405
Fixed assets, net	18,393	18,776	17,833
Goodwill, net	135,959	135,958	135,449
Deferred income taxes, net	—	—	508
Intangible and other assets	6,516	6,022	5,765

Total assets	$297,864	$297,727	$286,960

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$12,794	$14,516	$13,084
Accrued compensation and benefits	32,637	39,081	29,970
Current portion of notes payable	4,355	4,355	4,863
Other current liabilities	1,912	1,304	2,234

Total current liabilities	51,698	59,256	50,151
Notes payable, less current portion	83,475	84,564	96,860
Deferred income taxes, net	3,598	2,223	—
Other long-term liabilities	5,462	5,180	3,173

Total liabilities	144,233	151,223	150,184

Stockholders’ equity	153,631	146,504	136,776

Total liabilities and stockholders’ equity	$297,864	$297,727	$286,960

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Net cash provided by operating activities	$2,028	$19,929	$28,196	$40,816
Net cash used in investing activities	(1,105)	(1,458)	(3,467)	(3,991)
Net cash used in financing activities	(1,035)	(23,076)	(13,897)	(32,249)
Effect of exchange rates on cash	13	(19)	(1)	(56)

Net increase (decrease) in cash and cash equivalents	(99)	(4,624)	10,831	4,520
Cash and cash equivalents at beginning of period	14,838	13,831	3,908	4,687

Cash and cash equivalents at end of period	$14,739	$9,207	$14,739	$9,207